Exhibit 99.1

Boxlight to Hold Third Quarter 2021 Financial Results Conference Call

LAWRENCEVILLE, Ga.—(BUSINESS WIRE)—Boxlight Corporation (Nasdaq: BOXL), a leading provider of interactive technology solutions, will hold a conference call to announce its Third Quarter 2021 financial results on Wednesday, November 10, 2021 at 4:30 p.m. Eastern Time. The conference details are as follows:

Date:	Wednesday, November 10, 2021
Time:	4:30 p.m. Eastern Time / 1:30 p.m. Pacific Time
Dial-in:	1-888-506-0062 (Domestic) 1-973-528-0011 (International)
Participant Access Code:	464172
Webcast:	https://www.webcaster4.com/Webcast/Page/2213/43403

For those unable to participate during the live broadcast, a replay of the conference call will be available until 11:59 p.m. Eastern Time on Wednesday, November 24, 2021 by dialing 1-877-481-4010 (domestic) and 1-919-882-2331 (international) and referencing the replay passcode 43403.

“The third quarter performance will reflect as per our Q3 guidance. I look forward to sharing our overall progress as a company,” commented Michael Pope, CEO and Chairman at Boxlight. “Our team is firing on all cylinders and experiencing substantial growth globally including in the U.S., U.K., Germany, Holland, Sweden, Belgium and Australia. We are committed to expanding our sales and support resources over the next several months, and we expect to drive continued revenue growth and profitability at a rate well ahead of both the market and our competition.

Senior management will be available for questions from the investment community following prepared remarks.

About Boxlight Corporation

Boxlight Corporation (Nasdaq: BOXL) is a leading provider of interactive technology solutions under its award-winning brands Clevertouch® and Mimio®. The Company aims to improve engagement and communication in diverse business and education environments. Boxlight develops, sells, and services its integrated solution suite including interactive displays, collaboration software, supporting accessories and professional services. For more information about Boxlight and the Boxlight story, visit http://www.boxlight.com and https://www.clevertouch.com/home.

Forward Looking Statements

This press release may contain information about Boxlight’s view of its future expectations, plans and prospects that constitute forward-looking statements. Actual results may differ materially from historical results or those indicated by these forward-looking statements because of a variety of factors including, but not limited to, risks and uncertainties associated with its ability to maintain and grow its business, variability of operating results, its development and introduction of new products and services, marketing and other business development initiatives and competition in the industry. Boxlight encourages you to review other factors that may affect its future results in its filings with the SEC.

Media Relations

Sunshine Nance

+1 360-464-2119 x254

sunshine.nance@boxlight.com

Investor Relations

1 360-464-4478

investor.relations@boxlight.com